UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

TeleTech Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21055	84-1291044
(State of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

9197 S. Peoria Street, Englewood, Colorado 80112
(Address of principal executive offices, including Zip Code)

Telephone Number: (303) 397-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 30, 2004, TeleTech Holdings, Inc. (the “Company”) terminated its interest rate swap (the “Swap”) between the Company and Key Bank National Association (“Key Bank”). The Swap was originally entered into in December 2000, was last amended in February 2003 and was scheduled to expire December 16, 2006. The Swap had a notional amount of $38.2 million and pursuant to its terms, the Company received LIBOR rates and paid a 6.20% fixed rate. The Company entered into the Swap to protect against rising interest rates associated with anticipated long-term, variable-rate borrowings under its revolving credit facility. On October 4, 2004, the Company issued a press release related to the Swap termination. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference.

As a result of the Company’s return to profitability in 2004 and improved domestic liquidity, the Company elected to continue its debt reduction efforts. At September 30, 2004, the Company reduced its borrowings under its revolving credit facility to $7.2 million, representing a net reduction in debt of $57 million in the third quarter 2004 and $109 million since the beginning of the year. As a result, the Swap no longer provided its intended purpose. In connection with the Swap termination, the Company will incur a pre-tax cash charge of $2.8 million or approximately $.02 per diluted share in the third quarter 2004. At June 30, 2004, the Company had included a $2.7 million derivative liability associated with the Swap under Other Liabilities in its Condensed Consolidated Balance Sheets. The termination of the Swap, coupled with the reduction in debt, is anticipated to result in future pre-tax net interest expense savings of approximately $4.7 Million from October 2004 through December 2006.

The Company and Key Bank continue to be parties to the revolving credit facility, which was refinanced on May 5, 2004 and matures on May 4, 2007. In addition, Key Bank and certain of its affiliates have provided other banking services to the Company in the past and may continue to do so in the future.

Any statements contained in this Form 8-K that refer to future events or other non-historical matters are forward-looking statements. TeleTech disclaims any intent or obligation to update any forward-looking statements. Such statements are based on TeleTech’s expectations as of the date of this filing and are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties that may cause TeleTech’s actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: the ability to generate cash flow from operations and be virtually debt-free by the end of 2004; the ability to realize anticipated interest expense savings from current and ongoing debt reduction plans; under U.S. generally accepted accounting principles revenues, expenses, and profits associated with the launch of new client agreements may be expensed up front or deferred over the life of the client contract, and, accordingly, the profitability of these agreements may be disproportionately skewed toward later periods; the possibility of the company’s Database Marketing and Consulting segment not returning to historic levels of profitability; greater than anticipated competition in the customer care market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing significant client relationships, or early termination of a client agreement; the company’s ability to close new business in 2004 and fill excess capacity; consumers’ concerns or adverse publicity regarding the products of the company’s clients; higher than anticipated start-up costs or lead times associated with new ventures or business in new markets; execution risks associated with performance-based pricing metrics in certain client agreements;

execution risks associated with achieving targeted annualized cost reductions; the company’s ability to find cost effective locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with attracting and retaining cost-effective labor at the company’s customer management centers; the possibility of additional asset impairments and restructuring charges; risks associated with weather-related events; changes in foreign currency exchange rates; economic or political changes affecting the countries in which the company operates; changes in accounting policies and practices promulgated by standard setting bodies; and, new legislation or government regulation that impacts the customer care industry.

Please refer to the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended 2003 and other more recent SEC filings, for a detailed discussion of factors discussed above and other important factors that may impact the company’s business, results of operations, financial condition, and cash flows. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number
Description

99.1	Press release dated October 4, 2004

          SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.
By: /s/ Kenneth D. Tuchman

KENNETH D. TUCHMAN
Chief Executive Officer

Dated: October 4, 2004

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
NUMBER

99.1	Press Release dated October 4, 2004